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LINDSAY A. ROSENWALD                                 J. JAY LOBELL
Chairman of the Board                                Chief Executive Officer
Paramount Acquisition Corp.                          Paramount Acquisition Corp.
212-554-4300                                         212-554-4300

FOR IMMEDIATE RELEASE
---------------------

                          PARAMOUNT ACQUISITION CORP.'S
                         OVER-ALLOTMENT OPTION EXERCISED

     NEW YORK, NEW YORK, November 1, 2005 - Paramount Acquisition Corp. (OTC
Bulletin Board: PMQCU) announced today the completion of the over-allotment option for its initial public offering to the full extent of 1,275,000 units.
Each unit sold by the Company consisted of one share of common stock and two warrants. The 9,775,000 units sold in the offering, including the 1,275,000 units subject to the over-allotment option, were sold at an offering price of
$6.00 per unit, generating total gross proceeds of $58,650,000 to the Company.
Of this amount, $52,164,500 (or approximately $5.34 per share) was placed in trust. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from
EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York
10016.

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